1 Rick Nadeau Chief Financial Officer May 4, 2017 Helping Government Serve the People®

2 Forward-looking Statements & Non-GAAP Information These slides should be read in conjunction with the Company’s most recent quarterly earnings press release, along with listening to or reading a transcript of the comments of Company management from the Company’s most recent quarterly earnings conference call. This document may contain non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of our financial performance, identifying trends in our results, and providing meaningful period-to-period comparisons. These measures should be used in conjunction with, rather than instead of, their comparable GAAP measures. For a reconciliation of non-GAAP measures to the comparable GAAP measures presented in this document, see the Company’s most recent quarterly earnings press release. Throughout this presentation, numbers may not add due to rounding. A number of statements being made today will be forward-looking in nature. Such statements are only predictions and actual events or results may differ materially as a result of risks we face, including those discussed in our SEC filings. We encourage you to review the summary of these risks in Exhibit 99.1 to our most recent Form 10-K filed with the SEC. The Company does not assume any obligation to revise or update these forward-looking statements to reflect subsequent events or circumstances.

Total Company Results – Second Quarter of FY 2017

($ in millions, except per share data)	Q2 FY17	Q2 FY16	% Change
Revenue			
Health Segment	$ 349.0	$ 330.6	6%
U.S. Federal Segment	145.4	150.2	(3%)
Human Segment	127.7	125.7	2%
Total	**$ 622.0**	**$ 606.5**	3%
Operating Income			
Health Segment	$ 56.5	$ 56.9	(1%)
U.S. Federal Segment	17.6	15.0	18%
Human Segment	9.6	9.8	(2%)
Segment Income	**$ 83.8**	**$ 81.7**	3%
Intangibles amortization	(3.4)	(3.3)	
Acquisition-related expenses	-	(0.5)	
Other	(0.1)	-	
Total	**$ 80.3**	**$ 77.9**	3%
Operating Margin %	**12.9%**	**12.8%**	
Net Income attributable to MAXIMUS	**$ 52.5**	**$ 48.8**	8%
Diluted EPS - GAAP	**$ 0.80**	**$ 0.74**	8%

- Revenue increased 3%
- Most growth was organic, partially offset by unfavorable foreign currency translation (most notably from British Pound); on a constant currency basis, revenue would have increased 4%
- GAAP diluted EPS were $0.80 – better than expectations and principally due to favorable results from several volume-based contracts
- As a reminder, Q2 FY16 included out-of-period revenue and pre-tax income of $15.2M ($0.16 of diluted EPS) related to two contracts in the Health Services Segment:
  1. A change order on large U.S. contract where costs were incurred in Q1 FY16 but revenue and profit of $8.6M were recognized in Q2 FY16
  2. A $6.6M contract modification for the U.K. Health Assessment Advisory Service contract
- Excluding these items from Q2 FY16, year-over-year revenue would have grown 5% and diluted EPS would have grown 38%

MAXIMUS 3 Helping Government Serve the People®

4 Health Services Segment Q2 FY17 Revenue • Most of the growth was organic, but unfavorably impacted 3% from foreign currency translation; on a constant currency basis, growth would have been 9% compared to Q2 FY16 • Excluding aforementioned out-of-period revenue and income benefits from the same period last year, Q2 FY17 revenue would have grown 11% NY and HAAS Contract Updates • Finalized three-year extension for our New York Enrollment Center contract  Expect it to operate at its current run rate over next three years  Contract has grown over time to include additional programs and populations; most recent expansion was the new customer contact center in Rochester in Q4 FY16 • Completed contract year two of Health Assessment Advisory Service contract  Performed well in Q2 and expected to deliver a full-year operating margin in our targeted range Revenue Health Services 349.0$ 330.6$ 6% Operating Income Health Services 56.5$ 56.9$ (1%) Operating Margin % 16.2% 17.2% ($ in millions) Q2 FY17 Q2 FY16 % Change

5 U.S. Federal Services Segment Q2 FY17 Revenue • As expected, revenue decreased 3% compared to Q2 FY16 • Disclosed last quarter, largest driver for revenue decline was ramp down of work for U.S. Department of Veterans Affairs that ended in April Q2 FY17 Operating Margin • Better than our expectations, driven by favorable results in several volume-based contracts Revenue U.S. Federal Services 145.4$ 150.2$ (3%) Operating Income U.S. Federal Services 17.6$ 15.0$ 18% Operating Margin % 12.1% 10.0% ($ in millions) Q2 FY17 Q2 FY16 % Change

6 Human Services Segment Q2 FY17 Revenue • Nearly all growth was organic; partially offset by expected decreases in U.K. operations U.K. Work Programme Wind Down • Work Programme contract is winding down and unfavorably impacted revenue and operating income in Q2 FY17 • New referrals to program ended March 31, 2017; contractually required to serve cases for up to two years; expect revenue will continue to decrease over next several quarters Revenue Human Services 127.7$ 125.7$ 2% Operating Income Human Services 9.6$ 9.8$ (2%) Operating Margin % 7.5% 7.8% ($ in millions) Q2 FY17 Q2 FY16 % Change

7 Cash Flows and DSOs $ in millions Q2 FY17 Cash flows from operations $65.7 Cash paid for property, equipment & capitalized software ($5.2) Free cash flow $60.5 Days Sales Outstanding (DSOs) • DSOs in-line with expectations and totaled 69 days at March 31, 2017 Delivered strong cash flows in Q2 FY17

8 Cash, Uses of Cash and Capital Allocation Long-Term Debt Payments • During three months ended March 31, 2017, used net cash of ~$34.8M to pay down long-term debt • Ended Q2 with $115M drawn on U.S. credit facility and <$1M of other cash borrowing obligations Q2 FY17 Share Repurchases • Immaterial in Q2; at March 31, 2017, had ~$109M remaining under Board-authorized program Q2 FY17 Balance Sheet • Healthy balance sheet with flexibility for capital deployment and investments • At March 31, 2017, had cash and cash equivalents totaling $94.9M, most held outside the U.S. Uses of Cash • Remain committed to sensible and practical uses of cash to create long-term shareholder value • Capital allocation priorities include: ‒ Selective acquisitions to enhance our ability to pursue new growth platforms ‒ Quarterly cash dividend ‒ Opportunistic share repurchase programs ‒ Use of excess cash to pay down our debt

9 Guidance Fiscal 2017 Guidance New Old Notes Revenue $2.425B - $2.475B $2.425B - $2.475B No change GAAP Diluted EPS $3.00-$3.10 $2.90-$3.10 Raising lower end due to solid performance & expected incremental tax benefits Cash flows from operations $230M - $280M $230M - $280M No change, but bias toward top of range Free cash flow $170M - $220M $170M - $220M No change, but bias toward top of range • Now expect effective tax rate for FY17 to be in the 35.0% to 35.5% range, with a bias to lower end due to ongoing tax initiatives expected to be completed by September 30, 2017 and provide a benefit in FY17 • Strong performance for 1HFY17, with constant currency revenue growth of 8% and operating margin of 12.5% for six months ended March 31, 2017

10 Richard Montoni Chief Executive Officer May 4, 2017 Helping Government Serve the People®

11 Solid Results & On Track to Achieve FY17 Objectives • Solid results in Q2 confirm that we remain on track to achieve our financial and operational objectives for FY17 • Land and expand remains an important element of our long-term growth strategy • Today, we will provide some additional color on a contract extension in New York and an update of our United Kingdom operations

12 New York Enrollment Center Three-Year Extension The Contract New York Enrollment Center (NYEC) contract is a vehicle to gain program efficiencies by streamlining eligibility and enrollment for multiple health insurance benefit programs Extension demonstrates solid partnership since contract started in 2010 Its History Over time, we have helped the state serve new populations and programs through an evolving scope of work: • 2010: started processing renewals for public health insurance participants in 25 counties through a centralized EC in Albany; state designed EC to be scalable and serve as blueprint for its state-based exchange • 2013: began providing eligibility and enrollment support for the exchange and its associated health insurance programs, including Medicaid, CHIP, Qualified Health Plans and the Small Business Marketplace • 2015, assisted the state in implementing its Basic Health Program (known as the Essential Plan) and assumed responsibility for eligibility support, enrollment, renewals and other case management functions for populations served Where We Are Today Now have a location in Rochester for providing additional administrative and contact center services for several health programs that we support throughout the state Underscores importance of constantly bringing innovation and delivering additional value to our clients

13 New Work in Scotland As part of ongoing trend to devolve programs to local authorities, Scottish Government established transitional employment services programs Two New Contracts • Remploy won two small, but strategic transition contracts: 1. Work First Scotland is the replacement for larger U.K. Work Choice program 2. Work Able is a specialist program for helping people with health conditions & other barriers into employment • 12-month contracts with a combined value of approximately $7M • Under both programs, Remploy will support nearly 5,000 job seekers; began work on both contracts last month • New wins help position Remploy as one of the largest national employment support providers in Scotland

14 HAAS Highlights from Contract Year Two (CY2) 1. New Operating Structure  Implemented a new operating structure that put better management information in the hands of the operators  Resulted in a single line of accountability with better data & reporting; staff have greater clarity on delivery of key performance metrics to help achieve contract goals 2. Record Number of Assessments Completed & Improved Customer Experience • 1.1M assessments, a 17% increase over CY1 • Significantly reduced average length of time it takes for a customer to be assessed • Customer satisfaction stands at 94% 3. New Training for Fluctuating Conditions • Remain ever-mindful of varied needs of populations we serve • Introduced new training to better address fluctuating conditions & increased number of Mental Health Champions Pleased to meet key operational and financial metrics and applaud the U.K. team for meaningful steps & improved service delivery for participants of this highly visible program

15 New Awards March 31, 2017 YTD Signed Contracts $1.5B Additional Unsigned Contracts $155M Sales Opportunities March 31, 2017 Total Pipeline* $3.3B * Reported pipeline only reflects short-term opportunities where we believe request for proposals will be released within next six months New Awards & Sales Pipeline • With NYEC contract extension, YTD signed contracts were strong. • Sequential pipeline decline due in large part to a high value of contracts converting from pipeline to awards (NYEC) • Continue to see some procurement delays and other normal-course fluctuations (losses, cancellations and no bids) • Of the $3.3B pipeline, roughly half is new work and reflects opportunities across all three segments and our current geographies Conversion of sales pipeline into future revenue growth will ultimately depend upon win rates, timing of awards, how they ramp up, and the rate of recurring revenue

16 Conclusion Short-Term Environment • Dynamic and industry is experiencing a pause; using this time to best position the Company for growth:  Refining our processes  Reinvesting in new platforms  Bringing in key people  Examining potential new markets  Other strategic initiatives • Years when we operate above our 10% long- term growth target and periods like now where revenue growth is expected to be less than 10% • From a top-line perspective, current-day environment where single-digit growth seems more reasonable • Will complete bottoms-up planning process for FY18 this fall and issue guidance in November Long-Term Environment • Long-term outlook continues to be positively influenced by macro demographic, economic and legislative trends • Populations that are aging, have complex health care needs, and face substantial barriers to economic security are increasing demand for outcome-based government programs around the world • We believe governments will continue to seek out partners like MAXIMUS who can achieve the outcomes that matter through cost-effective and efficient solutions